SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                Date of report (Date of earliest event reported)


                                 March 28, 2000
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                                 IDT CORPORATION
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             (Exact Name of Registrant as Specified in Its Charter)


                                    Delaware
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                 (State or Other Jurisdiction of Incorporation)


              0-27898                                    22-3415036
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      Commission File Number                  (IRS Employer Identification No.)



190 Main Street
Hackensack, New Jersey                                      07601
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(Address of Principal Executive Offices)                  (Zip Code)



                                 (201) 928-1000
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              (Registrant's Telephone Number, Including Area Code)



                                       N/A
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          (Former Name or Former Address, if Changed Since Last Report)



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ITEM 5.  OTHER EVENTS.

         On March 28, 2000, IDT Corporation entered into an agreement with AT&T Corp. pursuant to which IDT will sell, and AT&T through a newly formed business entity ("Holdo") will purchase, 14.9 million shares of Class A Common Stock, par value $0.01 per share, of Net2Phone, Inc. ("Class A Stock"), at a price of $75 per share. In addition, Holdco will purchase four million newly-issued shares of Class A Stock from Net2Phone at a price of $75 per share. Following these transactions, Holdco will have a 39 percent voting stake and a 32 percent economic stake in Net2Phone for a total cash investment of approximately $1.4 billion.

         In addition, Holdco and IDT have reached an agreement that gives Holdco the right of first refusal to purchase IDT's remaining stake of 10 million shares of Class A Stock. If this right is exercised, Holdco will have a 59 percent voting interest and a 48 percent economic interest in Net2Phone. Holdco will also receive the option to convert IDT's remaining 10 million shares of Class A Stock into shares of Common Stock, par value $0.01 per share, of Net2Phone ("Common Stock"). Shares of Class A Stock have two votes per share, while shares of Common Stock have one vote per share.

         On March 3, 2000, AT&T entered into an agreement with IDT granting IDT an option, for a period of 180 days, to cause AT&T to purchase 2,040,817 shares of Class B Common Stock of IDT for an aggregate purchase price of approximately $75,000,000. The Class B Common Stock will carry 1/10 of a vote per share. IDT previously announced on March 27, 2000 that Liberty Media Group had agreed to purchase approximately 9.9% of the equity of IDT, equal to 3,775,000 shares of IDT's common stock exchangeable for shares of Class B Common Stock, for an aggregate purchase price of approximately $130,000,000.

         For a period of 18 months, if Holdco buys shares of Class A Stock from another holder of shares of Class A Stock, IDT will have the option to cause Holdco to purchase up to 5 million additional shares of its Class A Stock on the same terms and conditions.

         AT&T and IDT have agreed to enter into definitive arrangements whereby for a period of three years:

          o each party will become a preferred supplier to the other with respect to all services and products they offer;
          o AT&T will supply at most favored customer prices two-thirds of IDT's domestic telephony service needs, long distance, data, IP and local service, subject to existing commitments and provided that IDT will, as a result, experience cost savings;
          o AT&T will provide fibre or OC-X service to IDT on a most favored customer basis;
          o AT&T will sublease 40,000 square feet (with options to eventually sublease an additional 160,000 square feet) at IDT's facilities in Newark, New Jersey;
          o AT&T and IDT will work together to reach an agreement for co-location at each other's facilities; and
          o AT&T and IDT will enter into arrangements with respect to the purchase of international services.


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         In addition, AT&T will use its reasonable best efforts to cause Concert to enter into a series of commercial arrangements with IDT providing for:

          o Concert and IDT to become preferred suppliers to each other with respect to all products and services offered by them;
          o for a period of three years, to work together to purchase from each other services at preferred leading edge pricing structures;
          o to work together to partner in building or jointly purchasing international fibre networks or swapping capacity on each other's networks; and
          o to negotiate in good faith with respect to mutually beneficial co-location arrangements.

         Holdco shall have the right to nominate three members to the Board of Directors of Net2Phone. Until August 1, 2003 Holdco and IDT will agree to vote their shares in favor of mutually acceptable nominees to the Board of Directors of Net2Phone.

         Net2Phone will also grant each of AT&T and IDT a license to use Net2Phone's technologies in their own communications services.

         The transaction has been approved by the board of directors of AT&T, IDT and Net2Phone and is expected to close by the third quarter 2000. A special meeting of stockholders must approve amendments to the certificate of incorporation of Net2Phone authorizing an increase in the number of authorized shares of Class A Stock and an increase to the size of the Board of Directors. The transaction is also subject to the receipt of regulatory approvals and certain other conditions.

         The foregoing description is qualified in its entirety by reference to the option agreement, the subscription agreement and the letter agreements, which are attached as exhibits hereto and are incorporated herein by reference.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
         AND EXHIBITS.

         See "Index of Exhibits."


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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        IDT CORPORATION

                                        By: /s/ JAMES A. COURTER
                                            --------------------------------
                                            Name:   James A. Courter
                                            Title:  President and Vice Chairman
                                                    of the Board of
                                                    Directors

Date:  March 31, 2000






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                               INDEX OF EXHIBITS


Exhibit No.     Name
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    2.1         Option Agreement, dated as of March 3, 2000, between IDT
                Corporation and AT&T Corp.

    2.2 Subscription Agreement, dated as of March 24, 2000, between IDT Corporation and Liberty Media Corporation.

    2.3 Letter Agreement, dated as of March 28, 2000, between IDT Corporation and AT&T Corp.

    2.4 Letter Agreement, dated as of March 30, 2000, between IDT Corporation, AT&T Corp. and Net2Phone, Inc.